EXHIBIT 99

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Mitch Haws
Investor Relations	Public Relations
404.885.8804	404.885.8093
jeff.dodge@equifax.com	mitch.haws@equifax.com

FOR IMMEDIATE RELEASE

Equifax Reports Record First Quarter Revenue

and Earnings Per Share Growth of 10 Percent

ATLANTA, April 24, 2003—Equifax Inc. (NYSE: EFX) today reported a strong start to 2003 driven by continued excellent performance in its North American business.

“These outstanding results reflect the dedication of Equifax people who continue to demonstrate our commitment and ability to serve our customers by utilizing information and technology which provides real-time answers to increasingly complex questions,” said Thomas F. Chapman, Equifax Chairman and CEO.

•	First quarter revenues grew 16 percent over the prior year to $301.6 million, a record for the company;

•	Net income was $43.8 million, an increase of five percent over the prior year;

•	Earnings per share from continuing operations grew 10 percent to 33 cents;

•	North American revenue grew 24 percent to $255.3 million with solid growth across all business units. Operating income in the quarter was $91.1 million.

A summary of operations by business segment follows (detailed information is included in the attachments to this press release).

North America

—U.S. credit reporting volume increased 19 percent, driven by mortgage reporting and increased penetration of existing accounts.

—Consumer Direct, which enlightens, enables and empowers consumers to manage their financial health, continued its growth with first quarter revenues of $14.8 million, nearly double the prior year’s revenue.

—Equifax Marketing Services generated revenues of $78.7 million in the quarter. “With our credit, direct and e-marketing solutions, we provide customers in multiple industries with a broad range of multi-channel solutions including targeted opt-in email lists, robust consumer and small business profiles, and real time account acquisition services,” said Chapman.

—Equifax also introduced its Small Business suite of products, providing tools to those who have commercial relationships with small businesses to make informed decisions in serving their customers and prospects. The database now contains comprehensive credit information on nearly 16 million small businesses. The suite of products has been enhanced to include a risk rating tool for account origination and portfolio management which leverages Equifax’s extensive analytics and modeling resources and a Small Business Credit Report, which can be viewed at the Equifax home page (www.equifax.com).

—Equifax also recently launched Decision Power Insight™, an automated screening process for demand deposit account applicants that combines deposit account history with fraud and identification tools, credit data and models for cross selling.

International

Europe—First quarter revenue reached $30.7 million with operating margins of 9 percent. Following a successful pilot program, Equifax’s United Kingdom Passport Service was approved for implementation throughout all of the Passport Service’s offices. Equifax will provide identity verification for approximately 5 million passport applications each year.

Latin America—Latin American revenues totaled $15.6 million in the quarter, down from the prior year but reflecting growth in local currency. Operating margins were 18 percent. The Latin American business continues to benefit from its real-time decisioning, modeling, and analytic products.

Teleconference

Equifax’s quarterly teleconference to discuss results will be held today at 9 a.m. (EDT). The live audio Webcast of the speakers’ presentations will be available at www.equifax.com. Please note that Microsoft Media Player is required to access the Webcast. This can be downloaded from www.microsoft.com/windows/mediaplayer.

About Equifax

Equifax Inc. is the leading provider of critical information to businesses, consumers and the public sector. For businesses, it means faster and easier ways to find, approve and market to the right customers. For consumers, it means easier, instantaneous ways to buy products or services, and better insight into and management of their personal credit. For everyone, it means improved security against fraud, identity theft, and even terror. Equifax employs 5,000 people in 13 countries (United States, Canada, United Kingdom, Ireland, Spain, Portugal, Italy, Chile, Brazil, Argentina, Peru, Uruguay and El Salvador) and had $1.1 billion in revenue during 2002.

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company’s products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the “forward-looking information” section and the “risk factor” section of the management’s discussion and analysis included in the Company’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Exhibit 99

EQUIFAX INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share amounts)	THREE MONTHS ENDED MARCH 31,
	2003	2002
Operating revenue	$301.6	$259.0
Costs and expenses:
Costs of services	127.0	104.5
Selling, general and administrative expenses	70.7	55.9
Depreciation	3.9	3.7
Amortization	19.3	15.6

Total costs and expenses	220.9	179.7
Operating income	80.7	79.3
Other income, net	3.8	1.4
Minority interests in earnings, net of tax	(0.6)	(0.7)
Interest expense	(11.7)	(10.0)

Income from continuing operations before income taxes	72.2	70.0
Provision for income taxes	(27.1)	(28.0)

Income from continuing operations	45.1	42.0

Discontinued operations (1):
Loss from discontinued operations, net of income tax benefit $0.2 in 2002	(1.3)	(0.3)

Net income	$43.8	$41.7

Per common share (basic):
Income from continuing operations	$0.33	$0.31
Discontinued operations	(0.01)	(0.00)

Net income	$0.32	$0.31

Shares used in computing basic earnings per share	135.4	136.5

Per common share (diluted):
Income from continuing operations	$0.33	$0.30
Discontinued operations	(0.01)	(0.00)

Net income	$0.32	$0.30

Shares used in computing diluted earnings per share	136.8	139.3

Dividends per common share	$0.020	$0.020

(1)—During the third quarter of 2002, the Company made the decision to exit its commercial business in Spain, and this business is now held for sale. The results of the Spain commercial business are classified as Discontinued Operations in 2002 & 2003.

SEGMENT REVENUE & OPERATING INCOME

	THREE MONTHS ENDED MARCH 31,
Equifax revenue:	2003	2002
North America	$255.3	$206.2
Europe	30.7	30.7
Latin America	15.6	19.7
Other	—	2.4

	$301.6	$259.0

Equifax operating income:
North America	$91.1	$82.5
Europe	2.8	2.8
Latin America	2.8	4.1
Other	—	2.4
Corporate Expense	(16.0)	(12.5)

	$80.7	$79.3

EQUIFAX INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)	THREE MONTHS ENDED MARCH 31,
	2003	2002
Cash flows from operating activities:
Net income	$43.8	$41.7
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Loss from discontinued operations	1.3	0.3
Depreciation and amortization	23.2	19.3
Deferred income taxes	3.0	3.2
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(10.6)	9.0
Current liabilities, excluding debt	(6.0)	(19.7)
Other current assets	0.8	9.0
Other long-term liabilities, excluding debt	(0.2)	(2.9)
Other assets	(26.9)	(22.1)

Cash provided by operating activities	28.4	37.8

Investing activities:
Additions to property and equipment	(3.8)	(0.9)
Additions to other assets, net	(9.0)	(4.5)
Acquisitions, net of cash acquired	(12.6)	(22.5)
Deferred payments on prior year acquisitions	(0.6)	(3.1)

Cash used by investing activities	(26.0)	(31.0)

Financing activities:
Net short-term (payments) borrowings	6.5	(6.5)
Additions to long-term debt	5.1	6.4
Payments on long-term debt	(0.5)	—
Treasury stock purchases	(19.4)	(30.1)
Dividends paid	(2.9)	(2.9)
Proceeds from exercise of stock options	2.7	23.1
Other	0.3	0.2

Cash used by financing activities	(8.2)	(9.8)

Effect of foreign currency exchange rates on cash	0.7	(0.4)
Cash provided (used) by discontinued operations	0.4	(0.2)

Decrease in cash and cash equivalents	(4.7)	(3.6)

Cash and cash equivalents, beginning of year	30.5	33.2

Cash and cash equivalents, end of year	$25.8	$29.6

EQUIFAX INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except par values)	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$25.8	$30.5
Trade accounts receivable, net of allowance for doubtful
accounts of $18.1 in 2003 and $17.3 in 2002	195.3	179.8
Other receivables	17.1	20.8
Deferred income tax assets	20.5	20.9
Other current assets	33.1	33.6

Total current assets	291.8	285.6

Property and Equipment:
Land, buildings and improvements	29.9	29.3
Data processing equipment and furniture	108.4	115.9

	138.3	145.2
Less accumulated depreciation	88.6	94.6

	49.7	50.6

Goodwill	666.1	650.5
Purchased Data Files	272.5	265.4
Other Assets	267.9	247.3
Assets of Discontinued Operations (1)	7.6	7.5

	$1,555.6	$1,506.9

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Short-term debt and current maturities	$243.0	$233.9
Accounts payable	14.2	16.5
Accrued salaries and bonuses	18.3	31.0
Other current liabilities	160.6	146.5

Total current liabilities	436.1	427.9

Long-Term Debt	693.8	690.6
Deferred Revenue	10.9	11.7
Deferred Income Tax Liabilities	29.7	25.9
Other Long-Term Liabilities	124.0	122.6
Liabilities of Discontinued Operations (1)	6.2	7.2

Total liabilities	1,300.7	1,285.9

Commitments and Contingencies

Shareholders' Equity:
Preferred stock, $0.01 par value: Authorized—10.0; Issued—none	—	—
Common stock, $1.25 par value:
Authorized shares—300.0
Issued shares—180.1 in 2003 and 180.1 in 2002
Outstanding shares—135.0 in 2003 and 135.7 in 2002	225.1	225.1
Paid-in capital	413.0	412.0
Retained earnings	966.3	925.4
Accumulated other comprehensive income	(350.4)	(359.4)
Treasury stock, at cost, 39.0 shares in 2003 and 38.1 shares in 2002	(919.1)	(899.7)
Stock held by employee benefits trusts, at cost, 6.1 shares in 2003 and 6.3 shares in 2002	(80.0)	(82.4)

Total shareholders' equity	254.9	221.0

	$1,555.6	$1,506.9

(1)—During the third quarter of 2002, the Company made the decision to exit its commercial business in Spain, and this business is now held for sale. The results of the Spain commercial business are classified as Discontinued Operations in 2002 & 2003.

Common Questions & Answers (Unaudited)—March 31, 2003

(Dollars in Millions, except per share amounts)

1.	Can you provide a further breakdown of revenue in the Equifax North America segment?

Equifax North America revenue consists of the following components:

	2002					2003
Equifax North America Revenue:	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	12 Months	1st Qtr
U.S. Consumer and Commercial Services	$109.1	$109.6	$119.9	$116.8	$455.4	$124.6
Mortgage Services	11.1	11.8	16.0	16.3	55.2	16.7
Canadian Operations	19.1	19.8	19.4	19.1	77.4	20.5

Total North America Information Services	139.3	141.2	155.3	152.2	588.0	161.8

Credit Marketing Services	38.6	41.9	42.2	41.5	164.2	40.3
Direct Marketing Services	20.4	21.3	30.1	38.7	110.4	38.3

Total Marketing Services	59.0	63.2	72.3	80.2	274.7	78.7

Consumer Direct	7.8	8.7	11.0	12.0	39.5	14.8

	$206.2	$213.1	$238.6	$244.4	$902.2	$255.3

2.	Can you provide a breakout of costs of services and SG&A as a percent of sales?

Operating expenses as a percent of revenue are as follows for continuing operations:

	1st Qtr
Operating Expenses:	2002	2003
Costs of services	40%	42%
Selling, general and administrative	22%	23%
Depreciation & amortization	7%	8%

	69%	73%

3.	Can you give depreciation and amortization by segment?

Depreciation and amortization is as follows:

	2002					2003
Depreciation & Amortization:	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	12 Months	1st Qtr
Equifax North America	$12.0	$12.3	$13.7	$15.7	$53.7	$16.2
Equifax Europe	3.7	3.5	2.3	3.4	12.8	2.6
Equifax Latin America	1.5	1.5	1.4	1.1	5.5	1.3
General Corporate	2.1	2.1	2.1	2.2	8.5	3.1

	$19.3	$19.4	$19.5	$22.4	$80.5	$23.2

Common Questions & Answers (Unaudited)—March 31, 2003

(Dollars in Millions, except per share amounts)

4.	What was the currency impact on the foreign operations?

The favorable (unfavorable) US dollar impact on revenue and operating income is as follows:

	2003 Revenue		2003 Operating Income
	1st Qtr	%	1st Qtr	%
Canada	$1.1	5.8%	$0.3	5.6%
Europe	3.9	12.8%	0.3	12.5%
Latin America	(5.1)	-26.1%	(1.0)	-23.4%

	$(0.1)	0.0%	$(0.3)	-0.3%

5.	What was your cash flow from operations in 2003 and 2002?

Cash provided by operating activities was approximately $28 million and $38 million for the first quarter of 2003 and 2002, respectively. The decrease was due primarily to the growth in trade accounts receivable.

6.	What was the level of debt?

Total debt was comprised of the following:

	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31
	2002	2002	2002	2002	2003
Senior Notes and Debentures—Long-term	$598.0	$398.2	$398.3	$647.8	$648.0
Senior Notes and Debentures—Current	—	199.9	199.9	199.9	202.0
Revolving Credit Facility	97.9	137.8	234.0	21.8	27.2
Other Long-term Obligations	3.4	11.4	18.3	21.0	18.6
Other Short-term Debt & Current Maturities	54.4	56.5	44.5	34.0	41.4

	$753.7	$803.8	$895.0	$924.5	$936.8

Common Questions & Answers (Unaudited)—March 31, 2003

(Dollars in Millions, except per share amounts)

7.	What was the level of capital spending ?

Capital expenditures, excluding property and equipment and other assets purchased in acquisitions, were as follows:

	2002					2003
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	12 Months	1st Qtr
Capital Expenditures	$5.4	$11.0	$19.0	$21.7	$57.1	$12.8

The Company still expects the level of capital spending for the year 2003 to fall between $45.0 million and $55.0 million.

8.	Why did the first quarter’s effective tax rate decline from 39% in the fourth quarter to 38%?

The Company has been able to reduce its tax rate 1% by achieving a lower overall effective state tax rate. The Company has implemented state tax planning strategies related to the apportionment of state income taxes and franchise taxes. The reduced state income taxes payable is the primary reason for the one percent reduction in the overall effective state tax rate.

9.	What is the current authorization amount for stock buyback?

As of March 31, 2003, approximately $202.7 million remained authorized for future share repurchases. The Company spent $19.4 million on Treasury Stock purchases during the 1st Quarter 2003 compared with $30.1 million during the 1st Quarter 2002.

10.	Why did Corporate Expense increase from $12.5 million for the 1st Quarter 2002 to $16.0 million for the 1st Quarter 2003?

The increases are caused primarily by increased legal reserves, corporate reserves, and consulting fees.

11.	What was the working capital for the quarter?

Working capital, or current assets less current liabilities was ($144.3) at March 31, 2003 and ($142.3) at December 31, 2002. Without short-term debt and current maturities of $243.0 million at March 31, 2003 and $233.9 million at December 31, 2002, the adjusted working capital grew from $91.6 million at December 31, 2002 to $98.7 million at March 31, 2003 due primarily to the increase in trade receivables.